Exhibit 99.1

February 5, 2013

PDC Energy Reports Year-End 2012 Proved Reserve Increase to Nearly 1.2 Tcfe; Reserve Replacement of 512%; Increase in Proved Reserve Liquids Mix to 48%; Increase of PV-10 Value of Proved Reserves to $1.7 Billion; and Increase in 3P Reserves of Over 70% to 3.6 Tcfe

DENVER, CO, February 5, 2013: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today reported 2012 key operating results including year-end reserves and production.

2012 Proved Reserves

Total proved reserves as of December 31, 2012 increased 14% to nearly 1.16 trillion cubic feet equivalent (“Tcfe”), from 1.02 Tcfe reported as of December 31, 2011. Reserve replacement from all sources was 512% of 2012 production. Proved developed (“PD”) reserves decreased to 42% of total reserves as of December 31, 2012 compared to 46% of total reserves as of December 31, 2011. The slight decrease in PD reserves was attributable to the Company’s large addition of proved undeveloped (“PUD”) reserves in the liquid-rich Wattenberg Field in 2012, primarily in the horizontal Niobrara.

Proved reserves at year-end 2012 were comprised of approximately 52% natural gas and 48% liquids compared to year-end 2011 proved reserves, which were comprised of 66% natural gas and 34% liquids. The significant increase in the percent of liquids as of December 31, 2012 reflects both strong reserve growth in the liquid-rich Wattenberg Field and the removal of all PUD reserves in the Piceance, NECO and upper Devonian gas fields due to downward SEC price-related revisions of natural gas as of December 31, 2012. The Company’s 2012 year-end proved reserves include very minimal contributions from horizontal Codell development in the Wattenberg Field and do not include anticipated future contributions from PDC’s emerging liquid-rich Utica Shale position.

The Company’s PV-10 value of proved reserves increased 27% to approximately $1.71 billion at December 31, 2012, from $1.35 billion at December 31, 2011, primarily driven by reserve additions in the liquid-rich Wattenberg Field, particularly from the horizontal Niobrara program and the June 2012 acquisition of assets from Merit Energy.

The Company’s independent reserve engineers, Ryder Scott Company, L.P., completed their estimate of PDC’s year-end 2012 proved reserves in accordance with SEC guidelines. Reserve values in 2012 were calculated utilizing NYMEX prices on SEC parameters of $2.76 per million British Thermal Units (“MMBtu”) for natural gas and $94.71 per barrel (“Bbl”) for crude oil, resulting in future average realized prices of $2.35 per thousand cubic feet (“Mcf”) for natural gas, $87.51 per Bbl for crude oil, and $28.02 per Bbl for natural gas liquids (“NGLs”), after adjustments for energy content, quality, midstream fees and basis differentials. This compares to future average realized prices utilized for our year-end 2011 proved reserves of $3.41 per Mcf for natural gas, $88.94 per Bbl for crude oil, and $39.59 per Bbl for NGLs.

2012 Proved Reserves Summary
	Proved Reserves (Bcfe)	PV-10 ($MM)	PV-10 ($/Mcfe)
Beginning balance, at December 31, 2011	1,016	$1,350	$1.33
Drilling, improved well performance and pricing revisions	56
Acquisitions	200
Divestitures	(65)
Production	(50)

Ending balance, at December 31, 2012	1,157	$1,709	$1.48

During 2012, PDC added 56 billion cubic feet equivalent (“Bcfe”) of proved reserves through a combination of drilling, improved well performance and pricing revisions. The 56 Bcfe includes the benefit of increased well density on PUD reserves in the horizontal Niobrara and the removal of all the Company’s PUD reserves in the Piceance, NECO and upper Devonian gas fields. In addition, the Company added 200 Bcfe of proved reserves from its acquisition of core Wattenberg assets in June 2012. Proved reserves decreased by 65 Bcfe in 2012 due to the divestiture of the Company’s Permian Basin assets along with other non-core assets.

The following table provides PDC’s 2012 and 2011 total proved reserves (“1P”) by major operating area:

Total Proved Reserves (1P) at December 31, (Bcfe)
	Total Proved Reserves (1P)
	2011	2012
Wattenberg	459	894
Appalachia	135	179
Piceance	322	66
NECO	35	18
Permian	65	—

Total:	1,016	1,157

2012 Proved, Probable and Possible Reserves (“3P”)

PDC’s internal estimate of 3P reserves increased from 2.1 Tcfe at December 31, 2011 to 3.6 Tcfe at December 31, 2012 with an estimated 51% liquids and 49% natural gas mix. The substantial increase in the Company’s 3P reserves is primarily related to increased horizontal density Niobrara and Codell development potential in the liquid-rich Wattenberg Field. The Company’s 3P reserves include anticipated future contributions from only two currently completed wells in PDC’s emerging liquid-rich Utica shale position and approximately half of its potential Horizontal Marcellus locations.

2012 Production and Activity

Total 2012 net production from continuing operations increased over 10% from 2011 to approximately 49.6 Bcfe. As previously disclosed, the Company’s 2012 production in the Wattenberg Field was negatively impacted by high line pressures from its primary midstream provider. The average daily exit rate for net production in December 2012 was 143 million cubic feet equivalent (“MMcfe”), which was comprised of 63% natural gas, 27% crude oil and 10% NGLs.

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The Company drilled 44 gross wells in 2012. The Company’s 2012 operating focus was primarily in the Wattenberg Field where PDC drilled 28 horizontal Niobrara wells and 9 horizontal Codell wells, performed 83 refrac/recomplete projects, and participated in 19 non-operated drilling projects.

In the liquid-rich Utica Field, PDC drilled two horizontal wells and one vertical test well. The first horizontal Utica well, the Onega Commissioners #14-25H, recently flow tested through tubing at a peak rate of 1,796 barrels of oil equivalent per day on a 26/64” choke. The Onega Commissioners well was turned online for condensate sales in mid-January to collect production data and evaluate well performance. The Company’s second horizontal well, the Detweiler 42-3H, is in its 60-day resting period and expected to be flowed back in mid-to-late February, 2013.

In 2012, the Company’s 50-50 joint venture in the Appalachian Basin (“PDCM”) spud three horizontal Marcellus wells, completed six horizontal Marcellus wells and initiated certain midstream projects. The most recent three-well pad, which came on-line in November 2012, produced at an initial combined rate of approximately 19 MMcf per day.

CEO Comment

James Trimble, Chief Executive Officer and President, stated, “Our 2012 reserve estimates were very positive and clearly demonstrate our continued transition towards a high quality, liquid-rich asset base. Our proved reserves increased 14% primarily due to the additions from our liquid-rich horizontal Niobrara program despite removing all of our Piceance, NECO and upper Devonian PUDs due to downward price-related revisions. Our liquids mix increased to 48% of proved reserves, which generated a PV-10 value of $1.7 billion, an increase of approximately $350 million compared to 2011. Reserve replacement was a very impressive 512% of production. Our 3P reserves increased over 70% in 2012 to approximately 3.6 Tcfe and were comprised of 51% liquids. In 2013, we plan to accelerate our drilling in the liquid-rich horizontal Niobrara and Codell zones in the Wattenberg Field with the addition of a third rig and expect to further develop and de-risk our liquid-rich Utica shale position with a one-rig program. Additionally, the Company also plans a one-rig program in the Marcellus Shale through our 50/50 joint venture. We continue to focus on horizontal drilling in our three key areas: Wattenberg, Utica Shale and West Virginia Marcellus.”

Upcoming Investor Presentations and Analyst Day

PDC is scheduled to present at the Credit Suisse Energy Summit in Vail, Colorado on February 6, 2013 and at the OGIS Florida conference in Ft. Lauderdale, Florida on February 13, 2013. PDC also plans to host an analyst day in New York on Thursday, April 4, 2013. The event is scheduled to be held at the New York Marriott East Side, 252 Lexington Avenue at 49th Street, New York, NY 10017. Please see the Company’s website at www.pdce.com for full details and webcast information. The related slide presentation is expected to be available on the Company’s website immediately prior to the event.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquids-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale development in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects,

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anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding PDC’s 2013 capital expenditure plans, , including drilling plans in the Utica, Marcellus and the Wattenberg field in 2013, future financial and operational results, future cash flows and reserves, potential increased locations as a result of downspacing initiatives in the Wattenberg field, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, demand and commodity prices for natural gas, oil and NGLs;

•

the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC’s production, particularly in the Wattenberg Field and Utica Shale; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility or other adverse changes to the Company’s liquidity;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2011 Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2012, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves are subject to significantly greater risk of not being produced than proved reserves. Initial and test results from a well are not necessarily indicative of the well’s long-term performance.

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Contacts:	Ron Wirth
Vice President Finance and Treasurer
303-860-5830
ron.wirth@pdce.com

Marti Dowling
Investor Relations Manager
303-831-3926
marti.dowling@pdce.com

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